EXHIBIT 99.1

CDW Reports Third Quarter 2013 Results

Average Daily Net Sales up 7.5% Year-Over-Year; Declares First Dividend as Newly Public Company

(Dollars in millions, except per share amounts)	Three months ended September 30, 2013	Three months ended September 30, 2012	% Chg.	Nine months ended September 30, 2013	Nine months ended September 30, 2012	% Chg.
Net Sales	$2,864.3	$2,623.3	9.2	$8,055.3	$7,527.2	7.0
Gross Profit	458.4	432.7	6.0	1,312.0	1,244.2	5.5
Net (Loss) Income	(2.2)	38.0	nm3	72.8	85.7	(15.1)
Net (Loss) Income per diluted share[1]	$(0.01)	$0.26	nm3	$0.47	$0.59	(20.3)
Non-GAAP Net Income per diluted share[2]	$0.50	$0.40	25.0	$1.29	$1.06	21.7
Adjusted EBITDA[2]	216.1	204.6	5.6	607.3	571.6	6.2

[1] Includes IPO costs and related expenses, certain debt-refinancing expenses and litigation gains
[2]Measures used in this release that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.
[3] Not meaningful

VERNON HILLS, Ill., Nov. 1, 2013 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education, and healthcare, today announced third quarter 2013 results. The company also announced that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders of $0.0425 per share.  This dividend will be paid on December 2, 2013 to all shareholders of record at the close of business on November 15, 2013.

"This quarter's performance highlights the power of our balanced portfolio when combined with our focus on execution as we once again delivered profitable, above US IT market growth in the face of significant headwinds in the federal market," said Thomas E. Richards, chairman and chief executive officer of CDW.

"Continued momentum in our largest customer channel – medium and large businesses – and record sales to K-12 education customers more than offset declines in sales to the federal government and healthcare customers. By tightly managing expenses, we were able to invest in our business and deliver profitable growth despite ongoing price pressure in transactional products."

"Solid operating results coupled with significantly lower interest expense contributed to 25 percent growth in year-over-year non-GAAP net income per share," said Ann E. Ziegler, CDW's chief financial officer. "We ended the quarter with $670 million less net debt than we had at the beginning of the year. We anticipate that continued deleveraging will contribute to our ability to achieve our medium-term target of delivering mid-teens earnings growth."

"In today's competitive marketplace, our balance – across customers, products and technologies – and focus on execution will remain a competitive advantage," continued Richards. "We continue to target profitable growth of least 200-300 basis points above the US IT market in 2013 and remain committed to enhancing our capabilities to deliver higher-growth, integrated technology solutions to help our more than 250,000 customers in the US and Canada maximize the return on their IT investment," concluded Richards.

Third Quarter of 2013 Highlights:

Total net sales in the third quarter of 2013 were $2.864 billion, compared to $2.623 billion in the third quarter of 2012, an increase of 9.2 percent. Average daily sales in the third quarter of 2013 were $44.8 million, compared to $41.6 million in the third quarter of 2012, representing a 7.5 percent increase. There were 64 selling days in the third quarter of 2013 versus 63 selling days for the same quarter in 2012.

  Total Corporate segment net sales in the third quarter of 2013 were $1.466 billion, 11.7 percent higher than the third quarter of 2012. Corporate average daily sales in the third quarter of 2013 were $22.9 million, compared to $20.8 million in the third quarter of 2012, up 9.9 percent. Corporate results reflected low double-digit sales increases to Medium and Large business customers.

  Total Public segment net sales in the third quarter of 2013 were $1.245 billion, 6.9 percent higher than the third quarter of 2012. Public average daily sales in the third quarter of 2013 were $19.4 million, compared to $18.5 million in the third quarter of 2012, up 5.3 percent. Public results reflected strong sales to K-12 Education and State and Local government customers, which offset lower sales to Federal government, Healthcare and Higher Education customers.

  Net sales for CDW's Advanced Services business and Canadian operations, combined as "Other" for reporting purposes, rose 4.8 percent to $153.9 million in the third quarter of 2013, compared to $146.8 million in the third quarter of 2012. Average daily sales in the third quarter of 2013 were $2.4 million, compared to $2.3 million in the third quarter of 2012, up 3.2 percent. CDW's Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services.  Canadian sales were negatively impacted by currency translation.

Gross profit for the third quarter of 2013 was $458.4 million, compared to $432.7 million in the third quarter of 2012, representing an increase of 6.0 percent. Gross profit margin was 16.0 percent in the third quarter of 2013, versus 16.5 percent for the same period of 2012, primarily reflecting the impact of lower product margin.

Total selling and administrative expenses, including advertising expense, were $365.5 million in the third quarter of 2013, compared to $293.0 million in the third quarter of 2012. Total selling and administrative expenses included $74.1 million of expenses related to the July 2, 2013 completion of the company's initial public offering (IPO) and net litigation gains of $8.2 million. Lower advertising expense helped offset increased sales compensation related to higher sales and gross profit. Coworker count was 6,914 as of September 30, 2013, compared to 6,804 as of December 31, 2012.

Excluding IPO-related expenses, non-cash equity and retention compensation expense, net litigation gains and certain other items, Adjusted EBITDA was $216.1 million in the third quarter of 2013, compared to $204.6 million in the third quarter of 2012, representing an increase of 5.6 percent. Third quarter 2013 Adjusted EBITDA margin was 7.5 percent, 26 basis points lower than the third quarter of 2012.

Interest expense decreased by $20.5 million to $56.2 million for the three months ended September 30, 2013 compared to $76.7 million for the comparable period in 2012, reflecting lower outstanding balances and a lower average interest rate. During the third quarter of 2013, the company recorded debt extinguishment charges of $41.3 million in connection with its redemption of $175.0 million aggregate principal amount of 8% Senior Secured Notes due 2018 and $324.0 million aggregate principal amount of 12.535% Senior Subordinated Exchange Notes due 2017. There were no debt extinguishment charges in the third quarter of 2012. Long term debt, net of cash and marketable securities and including current maturities of long-term debt, was $3.06 billion as of September 30, 2013, $673.0 million lower than December 31, 2012. For the third quarter of 2013 there was a $2.6 million income tax benefit compared to third quarter 2012 tax expense of $25.2 million. The company had a net loss of $2.2 million in the third quarter of 2013 versus net income of $38.0 million in the third quarter of 2012.

Non-GAAP net income, which excludes amortization related to the 2007 going-private transaction and certain debt refinancing expenses, IPO-related expenses and certain other costs was $85.2 million in the third quarter of 2013, compared to $68.8 million in the third quarter of 2012, representing an increase of 23.8 percent driven by higher operating results and lower interest expense. Non-GAAP fully diluted shares outstanding were 171.9 million as of September 30, 2013 resulting in non-GAAP net income per share of $0.50.

First Nine Months of 2013 Highlights:

Total net sales in the first nine months of 2013 were $8.055 billion, compared to $7.527 billion in the first nine months of 2012, an increase of 7.0 percent. Average daily sales for the first nine months of 2013 were $42.2 million, compared to $39.4 million for the first nine months of 2012, representing a 7.0 percent increase. There were 191 selling days in both the nine months ended September 30, 2013 and 2012.

Gross profit for the first nine months of 2013 was $1.312 billion, compared to $1.244 billion in the first nine months of 2012, representing an increase of 5.5 percent.

Total selling and administrative expenses, including advertising expense, were $945.4 million in the first nine months of 2013, compared to $864.5 million in the first nine months of 2012, representing an increase of 9.4 percent. Excluding IPO-related expenses of $74.3 million, non-cash equity compensation and retention compensation expense, net litigation gains and certain other items, Adjusted EBITDA was $607.3 million in the first nine months of 2013, compared to $571.6 million in the first nine months of 2012, representing an increase of 6.2 percent. Adjusted EBITDA margin was 7.5% in the first nine months of 2013 versus 7.6% in the first nine months of 2012.

Net income was $72.8 million for the first nine months of 2013, compared to net income of $85.7 million in the first nine months of 2012. Debt extinguishment charges were $55.5 million in the first nine months of 2013, compared to $9.4 million for the same period in 2012. Interest expense was $198.6 million for the first nine months of 2013, 14.6 percent below interest expense of $232.5 million for the same period in 2012. The effective tax rate for the first nine months of 2013 was 35.5 percent versus 37.9 percent for the first nine months of 2012.

Non-GAAP net income, which excludes amortization related to the 2007 going-private transaction and certain debt refinancing costs, IPO-related expenses and certain other costs, was $220.7 million in the first nine months of 2013, compared to $182.0 million in the first nine months of 2012, representing an increase of 21.3 percent. Non-GAAP fully diluted shares outstanding were 171.7 million as of September 30, 2013, resulting in non-GAAP net income per share of $1.29.

Forward Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, CDW's substantial indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in economic conditions; decreases in spending on technology products by CDW's customers; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services by CDW's vendor partners; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; and other risk factors or uncertainties identified from time to time in CDW Corporation's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW Corporation's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC and other subsequent filings with the SEC, including but not limited to CDW Corporation's Registration Statement on Form S-1 initially filed on March 22, 2013 and subsequently amended. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Non-GAAP Net income and Non-GAAP net income per share are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company's operating performance and cash flows including CDW's ability to meet our future debt service, capital expenditures, dividend payments and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company's credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs approximately 6,900 coworkers. For the trailing twelve months ended September 30, 2013, the company generated net sales of more than $10.7 billion. For more information, visit www.CDW.com.

Webcast

CDW will hold a conference call today, Friday, November 1 at 7:30 a.m. CST/8:30 a.m. ET to discuss its third quarter 2013 financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at http://investor.cdw.com/ For those unable to participate in the live call, a replay of the webcast will be available at http://investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847)-968-0238

Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per-share amounts)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change(1)	2013	2012	% Change(2)

Net sales	$ 2,864.3	$ 2,623.3	9.2%	$ 8,055.3	$ 7,527.2	7.0%
Cost of sales	2,405.9	2,190.6	9.8	6,743.3	6,283.0	7.3

Gross profit	458.4	432.7	6.0	1,312.0	1,244.2	5.5

Selling and administrative expenses	332.4	257.0	29.3	850.3	768.1	10.7
Advertising expense	33.1	36.0	(7.9)	95.1	96.4	(1.4)

Income from operations	92.9	139.7	(33.5)	366.6	379.7	(3.5)

Interest expense, net	(56.2)	(76.7)	(26.7)	(198.6)	(232.5)	(14.6)
Net loss on extinguishments of long-term debt	(41.3)	--	nm*	(55.5)	(9.4)	nm*
Other (expense) income, net	(0.2)	0.2	nm*	0.4	0.2	83.5

(Loss) income before income taxes	(4.8)	63.2	nm*	112.9	138.0	(18.2)

Income tax benefit (expense)	2.6	(25.2)	nm*	(40.1)	(52.3)	(23.4)

Net (loss) income	$ (2.2)	$ 38.0	nm*%	$ 72.8	$ 85.7	(15.1)%

Net (loss) income per common share:
Basic	$ (0.01)	$ 0.26	nm*	$ 0.48	$ 0.59	(18.6)%
Diluted	$ (0.01)	$ 0.26	nm*	$ 0.47	$ 0.59	(20.3)%

Weighted-average number of common shares outstanding:
Basic	166.8	145.1		152.5	145.0
Diluted	166.8	145.9		154.3	145.8

* Not meaningful

(1) There were 64 selling days for the three months ended September 30, 2013, compared to 63 selling days for the same period of 2012. On an average daily basis, net sales increased 7.5%.

(2) There were 191 selling days for both the nine months ended September 30, 2013 and 2012.

CDW CORPORATION AND SUBSIDIARIES

NON-GAAP NET INCOME

(dollars in millions)

(unaudited)

We have included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share and Adjusted EBITDA for the three and nine months ended September 30, 2013 and 2012 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangibles, non-cash equity-based compensation and gains and losses from the early extinguishment of debt. The numerator of Non-GAAP net income per diluted share is Non-GAAP net income. Non-GAAP net income per diluted share increases the number of weighted average shares in the denominator as if the IPO and the exercise of the underwriters' overallotment option had occurred at the beginning of the periods reported. EBITDA is defined as consolidated net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Non-GAAP net income, Non-GAAP net income per diluted share and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Non-GAAP net income per diluted share and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change

Net (loss) income	$ (2.2)	$ 38.0		$ 72.8	$ 85.7
Amortization of intangibles (i)	40.1	41.1		120.5	123.3
Non-cash equity-based compensation	2.3	6.5		6.4	18.0
Litigation settlement gain	(10.4)	--		(10.4)	--
Net loss on extinguishments of long-term debt	41.3	--		55.5	9.4
Interest expense adjustment related to extinguishments of long-term debt (ii)	(4.6)	--		(5.4)	(1.7)
IPO related expenses (iii)	74.1	--		74.3	--
Aggregate adjustment for income taxes (iv)	(55.4)	(16.7)		(93.0)	(52.7)
Non-GAAP net income	$ 85.2	$ 68.9	23.8%	$ 220.7	$ 182.0	21.3%

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships and trade names.

(ii) Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.

(iii) IPO related expenses consist of the following:

	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Acceleration charge for certain equity awards and related employer payroll taxes	$ 40.7	$ 40.7
RDU Plan cash retention pool accrual	7.5	7.5
Management services agreement termination fee	24.4	24.4
Other expenses	1.5	1.7
IPO-related expenses	$ 74.1	$ 74.3

(iv) Based on a normalized effective tax rate of 39.0%.

CDW CORPORATION AND SUBSIDIARIES

NON-GAAP NET INCOME PER DILUTED SHARE

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Weighted-average number of common shares outstanding – Diluted	166.8	145.9	154.3	145.8
Effect of dilutive securities	--	(0.8)	(1.8)	(0.8)
Weighted-average number of common shares outstanding – Basic	166.8	145.1	152.5	145.0
Adjustment as if the IPO and exercise of the underwriters' overallotment option had occurred on January 1, 2012	1.6	26.7	18.2	26.7
Non-GAAP weighted-average number of common shares outstanding – Basic	168.4	171.8	170.7	171.7
Effect of dilutive shares	3.5	--	1.1	--
Non-GAAP weighted-average number of common shares outstanding - Diluted	171.9	171.8	171.8	171.7

CDW CORPORATION AND SUBSIDIARIES

ADJUSTED EBITDA

(dollars in millions)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change

Adjusted EBITDA	$ 216.1	$ 204.6	5.6%	$ 607.3	$ 571.6	6.2%
Adjustments to reconcile Adjusted EBITDA to income from operations (a) :
Depreciation and amortization (b)	(52.0)	(53.4)		(156.3)	(159.1)
Non-cash equity-based compensation	(2.3)	(6.5)		(6.4)	(18.0)
IPO related expenses (c)	(74.1)	--		(74.3)	--
Sponsor fee	--	(1.3)		(2.5)	(3.8)
Litigation, net	8.2	--		8.2	--
Consulting and debt-related professional fees	--	(0.1)		(0.1)	(0.6)
Other adjustments (d)	(3.0)	(3.6)		(9.3)	(10.4)
Total adjustments	(123.2)	(64.9)		(240.7)	(191.9)
Income from operations	$ 92.9	$ 139.7		$ 366.6	$ 379.7

(a) Amounts historically reported within selling and administrative expense unless otherwise indicated.

(b) Includes depreciation expense of $0.7 and $1.0 for the three months ended September 30, 2013 and 2012, respectively and $2.5 and $3.0 for the nine months ended September 30, 2013 and 2012, respectively, historically reported within cost of sales.

(c) As defined in Non-GAAP net income reconciliation above.

(d) Primarily includes certain historical retention costs reported within selling and administrative expense.  Also includes adjustment for other income (expense) of $0.2 and $0.0 for the three months ended September 30, 2013 and 2012, respectively and $(0.1) for both the nine months ended September 30, 2013 and 2012.

CDW CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

	September 30,	December 31,	September 30,
	2013	2012	2012
Assets

Current assets:
Cash and cash equivalents	$ 350.2	$ 37.9	$ 193.0
Accounts receivable, net of allowance for doubtful accounts of $5.4, $5.4 and $5.4, respectively	1,310.6	1,285.0	1,295.4
Merchandise inventory	353.8	314.6	346.9
Miscellaneous receivables	197.1	148.5	171.5
Deferred income taxes	10.9	14.1	20.2
Prepaid expenses and other	63.1	34.6	51.2
Total current assets	2,285.7	1,834.7	2,078.2

Property and equipment, net	129.6	142.7	139.3
Goodwill	2,222.9	2,209.3	2,209.6
Other intangible assets, net	1,365.5	1,478.5	1,516.9
Deferred financing costs, net	33.7	53.2	57.7
Other assets	1.4	1.6	1.6
Total assets	$ 6,038.8	$ 5,720.0	$ 6,003.3

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable – trade	$ 672.6	$ 518.6	$ 691.0
Accounts payable – inventory financing	225.2	249.2	234.1
Current maturities of long-term debt	170.4	40.0	--
Accrued expenses and other liabilities	428.3	360.4	409.3
Total current liabilities	1,496.5	1,168.2	1,334.4

Long-term liabilities:
Debt	3,239.7	3,731.0	3,871.2
Deferred income taxes	599.4	624.3	639.0
Other liabilities	43.4	60.0	60.5
Total long-term liabilities	3,882.5	4,415.3	4,570.7

Total shareholders' equity	659.8	136.5	98.2
Total liabilities and shareholders' equity	$ 6,038.8	$ 5,720.0	$ 6,003.3

CDW CORPORATION AND SUBSIDIARIES

NET SALES DETAIL

(dollars in millions)

(unaudited)

	Three Months Ended September 30,
	2013	2012	% Change	Average Daily % Change(1)
Corporate:
Medium / Large	$ 1,203.4	$ 1,055.7	14.0	12.2
Small Business	262.4	257.1	2.1	0.5
Total Corporate	$ 1,465.8	$ 1,312.8	11.7	9.9

Public:
Government	$ 375.3	$ 408.6	(8.2)	(9.6)
Education	513.4	394.7	30.1	28.0
Healthcare	355.9	360.4	(1.2)	(2.8)
Total Public	$ 1,244.6	$ 1,163.7	6.9	5.3

Other	$ 153.9	$ 146.8	4.8	3.2

Total Net Sales	$ 2,864.3	$ 2,623.3	9.2	7.5

(1) There were 64 selling days for the three months ended September 30, 2013, compared to 63 selling days for the same period of 2012.

	Nine Months Ended September 30,
	2013	2012	% Change	Average Daily % Change(2)
Corporate:
Medium / Large	$ 3,621.0	$ 3,270.0	10.7	10.7
Small Business	786.1	800.0	(1.7)	(1.7)
Total Corporate	$ 4,407.1	$ 4,070.0	8.3	8.3

Public:
Government	$ 923.3	$ 989.2	(6.7)	(6.7)
Education	1,166.3	965.9	20.7	20.7
Healthcare	1,084.4	1,066.6	1.7	1.7
Total Public	$ 3,174.0	$ 3,021.7	5.0	5.0

Other	$ 474.2	$ 435.5	8.9	8.9

Total Net Sales	$ 8,055.3	$ 7,527.2	7.0	7.0

(2) There were 191 selling days for both the nine months ended September 30, 2013 and 2012.

CDW CORPORATION AND SUBSIDIARIES

DEBT AND WORKING CAPITAL INFORMATION

(dollars in millions)

(unaudited)

	September 30,	December 31,	September 30,
	2013	2012	2012

Debt and ABL Revolver Availability
Cash and cash equivalents	$ 350.2	$ 37.9	$ 193.0
Total debt	$ 3,410.1	$ 3,771.0	$ 3,871.2
Senior secured debt	$ 1,857.8	$ 1,839.5	$ 1,839.5
Outstanding borrowings under ABL Revolver	$ --	$ --	$ --
Borrowing base under ABL Revolver (1)	$ 1,108.2	$ 1,018.2	$ 1,040.0
ABL Revolver availability	$ 676.8	$ 622.4	$ 667.7
Cash plus ABL Revolver availability	$ 1,027.0	$ 660.3	$ 860.7
Total net leverage ratio (2)	3.8	4.9	4.9

Working Capital
Days of sales outstanding (DSO) (3)	41	42	42
Days of supply in inventory (DIO) (3)	15	14	14
Days of purchases outstanding (DPO) (3)	(35)	(32)	(34)
Cash conversion cycle (3)	21	24	22

(1) Amount in effect at quarter end.

(2) Defined as the ratio of total debt excluding any unamortized discount and/or premium, less cash and cash equivalents, to TTM Adjusted EBITDA. Prior periods have been revised to conform to the current definition.

(3) Based on a rolling three month average.

CDW CORPORATION AND SUBSIDIARIES

CASH FLOW INFORMATION

(dollars in millions)

(unaudited)

	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities	$ 370.8	$ 367.1

Cash flows from investing activities	(30.5)	(25.4)

Net change in accounts payable – inventory financing	(24.0)	(44.6)
Other cash flows from financing activities	(3.4)	(204.7)
Cash flows from financing activities	(27.4)	(249.3)

Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.7
Net increase in cash and cash equivalents	312.3	93.1
Cash and cash equivalents – beginning of period	37.9	99.9
Cash and cash equivalents – end of period	$ 350.2	$ 193.0

Supplementary disclosure of cash flow information:
	$ (169.5)	$ (165.6)
Interest paid
Taxes paid, net	$ (64.3)	$ (81.9)